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                      [LETTERHEAD OF JOEL S. BAUM P.A.]

June 27, 1996


Mr. Irwin Schneidmill
Celestial Ventures Corporation
382 Route 59-#310
Monsey, New York 10952

Dear Mr. Schneidmill:

We hereby acknowledge that effective June 17, 1996, my firm has ceased as being the accounting firm on record with the Securities and Exchange Commission. There were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. We hereby consent to the disclosure in the Form 8K to which this consent is an exhibit.

Sincerely,

/s/ Joel S. Baum
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Joel S. Baum, CPA


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